Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Stefan Chkautovich, CFO
July 22, 2026	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FOURTH QUARTER OF FISCAL 2026;

DECLARES QUARTERLY DIVIDEND OF $0.27 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR THURSDAY, JULY 23, AT 9:30 AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the fourth quarter of fiscal 2026 of $20.3 million, an increase of $4.5 million or 28.5%, as compared to the same period of the prior fiscal year. The increase was primarily attributable to higher net interest income, lower provision for income taxes, a decrease in noninterest expense, and an increase in noninterest income, partially offset by higher provision for credit losses (PCL). Preliminary net income was $1.83 per fully diluted common share for the fourth quarter of fiscal 2026, an increase of $0.44 as compared to the $1.39 per fully diluted common share reported for the same period of the prior fiscal year. For the full fiscal year 2026, preliminary net income was $71.8 million, an increase of $13.3 million, or 22.6%, when compared to fiscal year 2025, while diluted earnings per share for fiscal year 2026 were $6.43, an increase of $1.25, or 24.1%, as compared to fiscal year 2025.

Highlights for the fourth quarter of fiscal 2026:

●	Earnings per common share (diluted) were $1.83, up $0.44, or 31.7%, as compared to the same quarter a year ago, and up $0.23, or 14.4%, from the third quarter of fiscal 2026, the linked quarter.

●	Annualized return on average assets (ROA) was 1.57%, while annualized return on average common equity (ROE) was 14.0%, as compared to 1.27% and 11.8%, respectively, in the same quarter a year ago, and 1.41% and 12.6%, respectively, in the third quarter of fiscal 2026, the linked quarter.

●	Net interest margin for the quarter was 3.67%, up from 3.47% reported for the year ago period, and unchanged from the third quarter of fiscal 2026, the linked quarter. Net interest income increased $4.1 million, or 10.1%, as compared to the same quarter a year ago, and increased $1.3 million, or 2.9%, as compared to the third quarter of fiscal 2026, the linked quarter. Net interest income in the fourth quarter of fiscal 2026 included a $603,000 reversal of accrued interest related to an agricultural production relationship placed on nonaccrual status, reducing net interest margin by approximately five basis points.

●	PCL was $3.2 million during the fourth quarter of fiscal 2026, a $694,000 increase from the year ago period and a $1.1 million increase from the third quarter of fiscal 2026, the linked quarter. The increase was primarily driven by higher net charge-offs, higher reserves required for pooled loans driven largely by the Bank’s annual ACL model update, and to support loan growth. See “Balance Sheet Summary” below for more detailed information regarding nonperforming loans and allowance for credit losses (ACL).

●	Gross loan balances increased by $69.4 million during the fourth quarter, and increased by $291.2 million, or 7.1%, for the full fiscal year 2026.

●	Deposit balances increased by $66.9 million during the fourth quarter, and increased by $126.5 million, or 3.0%, for the full fiscal year 2026.

●	Tangible book value per share was $47.43, having increased by $5.56, or 13.3%, as compared to June 30, 2025.

●	The Company repurchased 4,000 shares of its common stock in the fourth quarter of fiscal 2026 at an average price of $69.10 per share, for a total of $291,000. For the full fiscal year 2026, the Company repurchased 317,000 shares of its common stock at an average price of $58.59 per share, for a total of $18.6 million. The average purchase price of shares purchased in fiscal 2026 was 124% of tangible book value as of June 30, 2026.

Dividend Declared:

The Board of Directors, on July 21, 2026, declared a quarterly cash dividend on common stock of $0.27 per share, payable August 31, 2026, to stockholders of record at the close of business on August 14, 2026, marking the 129th consecutive quarterly dividend since the inception of the Company. The dividend represents an increase of $0.02 per share, or 8.0%, as compared to the previous quarterly dividend payment. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Thursday, July 23, 2026, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-800-715-9871 in the United States and from all other locations by calling 1-646-307-1963. Participants should use participant access code 3159664. Telephone playback will be available beginning one hour following the conclusion of the call through July 28, 2026. The playback may be accessed by dialing 1-800-770-2030 in the United States and Canada, and using the conference passcode 3159664.

Balance Sheet Summary:

The Company experienced balance sheet growth in fiscal 2026, with total assets of $5.2 billion at June 30, 2026, reflecting an increase of $215.3 million, or 4.3%, as compared to June 30, 2025. Growth primarily reflected increases in net loans receivable and investments in tax credits in the other assets category, partially offset by decreases in cash equivalents and time deposits and available for sale (AFS) securities.

Cash equivalents and time deposits were $91.0 million at June 30, 2026, a decrease of $102.1 million, or 52.9%, as compared to June 30, 2025. The decrease was primarily the result of loan generation that outpaced deposit growth during the period, which was partially offset by earnings retention after cash dividends paid. AFS securities were $450.8 million at June 30, 2026, down $10.1 million, or 2.2%, as compared to June 30, 2025.

Loans, net of the ACL, were $4.3 billion at June 30, 2026, an increase of $287.9 million, or 7.1%, as compared to June 30, 2025. Gross loan balances increased by $291.2 million, or 7.1%, while the ACL attributable to outstanding loan balances increased $3.3 million, or 6.4%, as compared to June 30, 2025. The Company noted growth primarily in 1-4 family residential real estate, agriculture real estate, multi-family real estate, commercial and industrial, non-owner occupied commercial real estate, owner occupied commercial real estate, and agriculture production loan balances. This was partially offset by decreases in construction and land development, and consumer loan balances. The table below illustrates changes in loan balances by type over recent periods:

Summary Loan Data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2026	2026	2025	2025	2025

1-4 Family residential real estate	$1,085,512	$1,063,006	$1,043,090	$1,021,300	$992,445
Non-owner occupied commercial real estate	924,144	945,274	912,611	918,275	888,317
Owner occupied commercial real estate	471,990	476,994	460,064	454,265	442,984
Multi-family real estate	469,968	467,936	452,733	445,953	422,758
Construction and land development	310,006	279,943	298,412	283,912	332,405
Agriculture real estate	295,803	278,541	261,118	255,610	244,983
Total loans secured by real estate	3,557,423	3,511,694	3,428,028	3,379,315	3,323,892

Commercial and industrial	552,557	546,002	537,276	521,945	510,259
Agriculture production	219,155	204,447	202,892	229,338	206,128
Consumer	53,144	51,869	52,182	56,051	55,387
All other loans	9,529	8,348	6,178	5,094	5,102
Total loans	4,391,808	4,322,360	4,226,556	4,191,743	4,100,768

Deferred loan fees, net	—	—	—	—	(178)
Gross loans	4,391,808	4,322,360	4,226,556	4,191,743	4,100,590
Allowance for credit losses	(54,912)	(55,937)	(54,465)	(52,081)	(51,629)
Net loans	$4,336,896	$4,266,423	$4,172,091	$4,139,662	$4,048,961

Loans anticipated to fund in the next 90 days totaled $181.7 million at June 30, 2026, as compared to $177.7 million at March 31, 2026, and $224.1 million at June 30, 2025.

The Bank’s concentration in non-owner occupied commercial real estate loans, as defined by banking regulatory guidance and including multi-family and construction and land development loans, is estimated at 287.7% of Tier 1 capital and ACL at June 30, 2026, as compared to 301.9% as of June 30, 2025. These loans represented 38.8% of gross loans at June 30, 2026. The largest component of this concentration is non-owner occupied commercial real estate, which is primarily comprised of loans secured by hospitality (hotels and restaurants), care facilities, strip centers, retail stand-alone properties, and storage units. Within this portfolio, the hospitality and retail stand-alone segments consist primarily of franchised businesses; care facilities consist mainly of skilled nursing and assisted living centers; and strip centers are generally non-mall shopping centers with a variety of tenants. The Bank’s multi-family real estate loan portfolio commonly includes loans secured by properties currently participating in the low-income housing tax credit (LIHTC) program or that have exited the program. The largest component of the construction and land development portfolio is commercial construction, consisting primarily of loans collateralized by multi-family real estate and industrial warehouse developments. The Company continues to monitor its commercial real estate concentration and each of its individual segments closely.

Nonperforming loans (NPLs) were $27.7 million, or 0.63% of gross loans, at June 30, 2026, as compared to $23.0 million, or 0.56% of gross loans, at June 30, 2025. Nonperforming assets (NPAs) were $33.5 million, or 0.64% of total assets, at June 30, 2026, as compared to $23.7 million, or 0.47% of total assets, at June 30, 2025. The rise in NPAs reflects an increase in NPLs and other real estate owned (OREO), partially offset by net charge-offs. The year-over-year increase in NPLs was primarily attributable to three borrower relationships: one commercial relationship consisting of multiple related loans collateralized by commercial real estate and equipment; one consisting of two related agricultural production loans secured by crops and equipment; and the other, which was added during the quarter ended June 30, 2026, consisting of several related agricultural production loans secured by crop insurance claims, restricted cash, crops, and equipment. The increase in OREO was primarily due to the foreclosure of a previously reported nonaccrual commercial loan relationship consisting of multiple loans collateralized by commercial real estate and equipment.

The ACL at June 30, 2026, totaled $54.9 million, representing 1.25% of gross loans and 199% of nonperforming loans, as compared to an ACL of $51.6 million, representing 1.26% of gross loans and 224% of nonperforming loans, at June 30, 2025. The Company has estimated its expected credit losses as of June 30, 2026, under ASC 326-20, and management believes the ACL as of that date was adequate based on that estimate. Economic uncertainty remains, including the potential effects of elevated and uncertain interest rates, as inflation remains above the Federal Reserve's long-term target, and evolving labor market and broader economic conditions. The increase in the ACL was primarily attributable to higher reserves required for pooled loans, driven largely by the Bank’s annual ACL model update, which reflected an increase in modeled loss drivers compared to the prior assessment as of June 30, 2025, and increased reserves on agriculture loans reflecting ongoing pressure in the agricultural sector. Additional reserves were also required to support loan growth. This was partially offset by net charge-offs. As a percentage of average loans outstanding, the Company recorded net charge-offs of 0.40% (annualized) during the current quarter, as compared to net charge-offs of 0.53% for the same quarter of the prior fiscal year. In the three-month period ended June 30, 2026, net charge offs were $4.3 million due primarily to a $2.6 million partial charge-off of the agricultural production loan relationship noted above which was placed on nonaccrual status during the quarter and a previously identified nonperforming commercial loan relationship that was transferred to OREO following foreclosure resulting in a charge off of $1.2 million. For fiscal year 2026, net charge-offs as a percentage of average loans were 0.18%, as compared to 0.17% for fiscal year 2025.

Total liabilities were $4.6 billion at June 30, 2026, an increase of $169.3 million, or 3.8%, as compared to June 30, 2025. Growth primarily reflected increases in total deposits, FHLB advances, and other liabilities which increased due to future capital contributions related to tax credit investments. This was partially offset by a $7.5 million decrease in subordinated debentures, as the Company retired debt that became callable during the three-month period ended June 30, 2026.

Deposits were $4.4 billion at June 30, 2026, an increase of $126.5 million, or 3.0%, as compared to June 30, 2025. Certificate of deposit growth was relatively balanced between brokered and non-brokered deposits. Nonmaturity deposit growth was primarily attributable to increases in non-interest bearing deposits, savings accounts, and brokered money market deposit accounts, partially offset by declines in NOW accounts and non-brokered money market deposit accounts. Public unit balances totaled $517.8 million at June 30, 2026, a decrease of $33.0 million compared to June 30, 2025, primarily due to competitive pricing dynamics on certain time deposits and normal fluctuations in operating account balances. Brokered deposits totaled $290.6 million at June 30, 2026, an increase of $55.6 million as compared to June 30, 2025, primarily attributable to brokered certificates of deposit. The average loan-to-deposit ratio for the fourth quarter of fiscal 2026 was 99.7%, as compared to 94.5% for the same period of the prior fiscal year. The table below illustrates changes in deposit balances by type over recent periods:

Summary Deposit Data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2026	2026	2025	2025	2025

Non-interest bearing deposits	$560,704	$528,601	$526,569	$501,885	$508,110
NOW accounts	1,074,489	1,153,078	1,167,626	1,098,921	1,132,298
MMDAs - non-brokered	314,350	305,903	309,806	326,387	329,837
Brokered MMDAs	10,654	21,073	10,817	28,129	1,414
Savings accounts	707,482	718,199	701,553	715,406	661,115
Total nonmaturity deposits	2,667,679	2,726,854	2,716,371	2,670,728	2,632,774

Certificates of deposit - non-brokered	1,460,172	1,408,723	1,412,394	1,409,332	1,414,945
Brokered certificates of deposit	279,995	205,338	179,569	200,430	233,649
Total certificates of deposit	1,740,167	1,614,061	1,591,963	1,609,762	1,648,594

Total deposits	$4,407,846	$4,340,915	$4,308,334	$4,280,490	$4,281,368

Public unit nonmaturity accounts	$420,047	$471,659	$490,060	$424,391	$435,632
Public unit certificates of deposit	97,787	93,061	94,039	112,963	115,204
Total public unit deposits	$517,834	$564,720	$584,099	$537,354	$550,836

FHLB advances were $130.4 million at June 30, 2026, an increase of $26.4 million, or 25.3%, as compared to June 30, 2025. Outstanding FHLB daily reset borrowings were $28.4 million as of June 30, 2026, as compared to none outstanding as of June 30, 2025.

The Company’s stockholders’ equity was $590.7 million at June 30, 2026, an increase of $46.0 million, or 8.4%, as compared to June 30, 2025. The increase was attributable primarily to earnings retained after cash dividends paid, in combination with a $1.6 million reduction in accumulated other comprehensive losses (AOCL) as the market value of the Company’s investments appreciated due to tighter credit spreads and continued principal paydowns within the investment portfolio. The AOCL totaled $9.8 million at June 30, 2026, as compared to $11.4 million at June 30, 2025. The Company does not hold any securities classified as held-to-maturity. The increase in stockholders’ equity was partially offset by $18.6 million utilized to repurchase 317,000 shares of the Company’s common stock during fiscal 2026 at an average price of $58.59 per share.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended June 30, 2026, was $44.4 million, an increase of $4.1 million, or 10.1%, as compared to the same period of the prior fiscal year. The increase was attributable to an increase of 20 basis points in the net interest margin, from 3.47% to 3.67%, coupled with a 4.0% increase in the average balance of interest-earning assets in the current three-month period compared to the same period a year ago. The primary driver of the net interest margin expansion, compared to the year ago period, was a decrease in the cost of interest-bearing liabilities of 29 basis points, partially offset by a decrease of six basis points in the yield on interest-earning assets.

Loan discount accretion and liability premium amortization related to the November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, the February 2022 merger of FortuneBank, and the January 2024 acquisition of Citizens Bank & Trust resulted in $395,000 in net interest income for the three-month period ended June 30, 2026, as compared to $600,000 in net interest income for the same period a year ago. Combined, this component of net interest income contributed three basis points to net interest margin in the three-month period ended June 30, 2026, as compared to a five-basis point contribution for the same period of the prior fiscal year, and as compared to a three-basis point contribution in the linked quarter, ended March 31, 2026, when net interest margin was 3.67%.

The Company recorded a PCL of $3.2 million in the three-month period ended June 30, 2026, as compared to a PCL of $2.5 million in the same period of the prior fiscal year. The current period PCL was the result of a $3.3 million provision attributable to the ACL for outstanding loan balances and a $111,000 negative provision attributable to the allowance for off-balance sheet credit exposures, primarily reflecting changes in the composition of unfunded loan commitments. The factors considered when estimating a required ACL and PCL for loan balances outstanding are detailed above in the “Balance Sheet Summary”.

The Company’s noninterest income for the three-month period ended June 30, 2026, was $7.4 million, an increase of $78,000, or 1.1%, as compared to the same period of the prior fiscal year. The increase was attributable to an increase in earnings on bank owned life insurance (BOLI), wealth management fees, deposit account charges and related fees, and net realized gains on sale of loans. The increase in earnings on BOLI was mainly attributable to a mortality benefit of $231,000 recognized in the fourth quarter of 2026. Wealth management fees benefited from revenue growth at both Southern Financial Advisors and Southern Wealth Trust Services, primarily driven by market appreciation and the resulting increase in assets under management. Deposit account charges and related fees benefited from increased frequency of charges for non-sufficient funds and increased wire fee income from an increase of our wire fee rates and elevated wire activity. Lastly, the increase in gain on sale of loans was primarily attributable to gain on sale of SBA loans. These increases were partially offset by a decrease in other loan fees, reflecting a refinement of our fee recognition under ASC 310-20,

Receivables – Nonrefundable Fees and Other Costs, with a greater portion now recognized in interest income over the life of the loan.

Noninterest expense for the three-month period ended June 30, 2026, was $25.5 million, a decrease of $431,000, or 1.7%, as compared to the same period of the prior fiscal year. The decrease as compared to the year-ago period was primarily attributable to decreases in legal and professional fees, intangible amortization, deposit insurance premiums, and other noninterest expenses. The decrease in legal and professional fees was primarily due to $425,000 of consulting costs incurred in the prior-year period in connection with negotiating a new contract with a significant vendor that did not reoccur in the current period. The decrease in intangible amortization expense was attributable to a core deposit intangible that was fully amortized in the second quarter of fiscal 2026 from a previous merger. The Company also benefited from lower deposit insurance premiums, primarily reflecting improvements in the financial metrics used to determine assessment rates. Lastly, other noninterest expense decreased largely due to loan product expense associated with expenses for loan collection and lending activities. These decreases when compared to the prior year period were partially offset by increases in compensation and benefits, primarily due to annual merit increases, as well as a trend increase in team member headcount.

The efficiency ratio for the three-month period ended June 30, 2026, was 49.3%, as compared to 54.6% in the same period of the prior fiscal year. The improvement was attributable to increases in net interest income and noninterest income, and a decline in operating expenses.

The income tax provision was $2.7 million for the three-month period ended June 30, 2026, a decrease of 18.0% as compared to the same period of the prior fiscal year. The effective tax rate for the fourth quarter of fiscal year 2026 was 11.9%, as compared to 17.5% in the same period of the prior fiscal year. The decrease in the effective tax rate was primarily attributable to a $1.7 million income tax benefit recognized from tax credit investments. In the same period of the prior fiscal year, the Company recognized a $701,000 benefit from tax credit investments.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: expected cost savings, synergies and other benefits from our merger and acquisition activities, might not be realized within the anticipated time frames, to the extent anticipated, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected and goodwill impairment charges might be incurred; potential adverse impacts to economic conditions both nationally and in our local market areas and other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and inflation, including the effects of a potential recession whether caused by Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) actions or otherwise or slowed economic growth caused by changes in oil prices or supply chain disruptions; the impact of monetary and fiscal policies of the Federal Reserve Board and the U.S. Government or other governmental initiatives affecting the financial services industry; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the ACL on loans; our ability to access cost-effective funding and maintain sufficient liquidity; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; fluctuations in real estate values in both residential and commercial real estate markets, as well as agricultural business conditions; fluctuations in the demand for loans and deposits, including our ability to attract and retain deposits; the impact of a federal government shutdown; legislative or regulatory changes that adversely affect our business; the effects of climate change, severe weather events, other natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates; changes in accounting principles, policies, or guidelines; results of examinations of us by our regulators, including the impact on FDIC insurance premiums and the possibility that our regulators may, among other things, require an increase in our reserve for credit losses on loans or a write-down of assets; the impact of technological changes and an inability to keep pace with the rate of technological advances; the inability of key third party providers to perform their obligations to us; cyber threats, such as phishing, ransomware, and insider attacks, which can lead to financial loss, reputational damage, and regulatory penalties if sensitive customer data and critical infrastructure are not adequately protected; our ability to retain key members of our management team; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Non-GAAP Financial Measures:

Tangible common equity and tangible book value per common share are financial measures determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). These non-GAAP financial measures are supplemental and are not intended to be a substitute for analyses based on GAAP measures. As other companies may utilize different methodologies for calculating these measures, this presentation may not be comparable to similarly titled measures used by other institutions.

Tangible common equity is calculated by excluding intangible assets from common stockholders’ equity. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding, less restricted common shares not vested. For comparison, book value per common share is calculated by dividing common stockholders’ equity by common shares outstanding, less restricted common shares not vested. This approach is consistent with the treatment applied by bank regulatory agencies, which generally exclude intangible assets from the calculation of risk-based capital ratios.

Each of these non-GAAP financial measures provides information considered important to investors and is useful in understanding the Company’s capital position. Calculations of tangible common equity and tangible book value per common share to the corresponding GAAP measures of common stockholders’ equity and book value per common share are presented below.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2026	2026	2025	2025	2025

Cash equivalents and time deposits	$90,966	$93,286	$134,309	$124,358	$193,105
Available for sale (AFS) securities	450,775	439,115	444,965	453,855	460,844
FHLB/FRB membership stock	20,111	18,863	18,552	18,489	18,500
Loans held for sale	1,787	1,033	1,271	277	431
Loans receivable, gross	4,391,808	4,322,360	4,226,556	4,191,743	4,100,590
Allowance for credit losses	54,912	55,937	54,465	52,081	51,629
Loans receivable, net	4,336,896	4,266,423	4,172,091	4,139,662	4,048,961
Bank-owned life insurance	77,117	77,155	76,793	76,240	75,691
Intangible assets	70,620	71,329	72,049	72,866	73,721
Premises and equipment	93,191	93,366	94,560	95,211	95,982
Other assets	93,438	80,894	79,797	55,374	52,372
Total assets	$5,234,901	$5,141,464	$5,094,387	$5,036,332	$5,019,607

Interest-bearing deposits	$3,847,142	$3,812,314	$3,781,765	$3,778,605	$3,773,258
Noninterest-bearing deposits	560,704	528,601	526,569	501,885	508,110
Securities sold under agreements to repurchase	20,000	20,000	20,000	20,000	15,000
FHLB advances	130,424	105,033	102,041	102,029	104,052
Other liabilities	70,187	78,758	73,417	50,371	51,287
Subordinated debt	15,766	23,248	23,235	23,221	23,208
Total liabilities	4,644,223	4,567,954	4,527,027	4,476,111	4,474,915

Total stockholders’ equity	590,678	573,510	567,360	560,221	544,692

Total liabilities and stockholders’ equity	$5,234,901	$5,141,464	$5,094,387	$5,036,332	$5,019,607

Equity to assets ratio	11.28%	11.15%	11.14%	11.12%	10.85%

Common shares outstanding	11,011,109	11,015,112	11,142,733	11,290,667	11,299,467
Less: Restricted common shares not vested	46,740	50,525	49,075	48,675	50,163
Common shares for book value determination	10,964,369	10,964,587	11,093,658	11,241,992	11,249,304

Book value per common share	$53.87	$52.31	$51.14	$49.83	$48.42
Less: Intangible assets per common share	6.44	6.51	6.49	6.48	6.55
Tangible book value per common share (1)	47.43	45.80	44.65	43.35	41.87
Closing market price	76.21	63.94	59.12	52.56	54.78

(1)   Non-GAAP financial measure.

Nonperforming asset data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2026	2026	2025	2025	2025

Nonaccrual loans	$27,655	$30,135	$29,655	$26,031	$23,040
Accruing loans 90 days or more past due	—	—	—	—	—
Total nonperforming loans	27,655	30,135	29,655	26,031	23,040
Other real estate owned (OREO)	5,631	1,795	1,536	1,006	625
Personal property repossessed	209	23	5	45	32
Total nonperforming assets	$33,495	$31,953	$31,196	$27,082	$23,697

Total nonperforming assets to total assets	0.64%	0.62%	0.61%	0.54%	0.47%
Total nonperforming loans to gross loans	0.63%	0.70%	0.70%	0.62%	0.56%
Allowance for credit losses to nonperforming loans	198.56%	185.62%	183.66%	200.07%	224.08%
Allowance for credit losses to gross loans	1.25%	1.29%	1.29%	1.24%	1.26%

Performing modifications to borrowers experiencing financial difficulty	$30,989	$31,672	$32,048	$27,072	$26,642

	For the three-month period ended
Quarterly Summary Income Statement Data:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2026	2026	2025	2025	2025

Interest income:
Cash equivalents	$430	$659	$1,059	$1,114	$1,698
AFS securities and membership stock	4,960	4,902	5,198	5,456	5,586
Loans receivable	67,375	65,398	65,975	66,460	63,354
Total interest income	72,765	70,959	72,232	73,030	70,638
Interest expense:
Deposits	26,398	26,172	27,699	28,940	28,644
Securities sold under agreements to repurchase	202	200	204	200	191
FHLB advances	1,433	1,070	1,080	1,081	1,080
Subordinated debt	325	362	379	391	390
Total interest expense	28,358	27,804	29,362	30,612	30,305
Net interest income	44,407	43,155	42,870	42,418	40,333
Provision for credit losses	3,194	2,080	1,680	4,500	2,500
Noninterest income:
Deposit account charges and related fees	2,356	2,331	2,429	2,365	2,156
Bank card interchange income	1,744	1,592	1,614	1,530	1,839
Loan servicing fees	247	245	250	263	167
Other loan fees	79	27	164	194	917
Net realized gains on sale of loans	336	226	167	175	143
Earnings on bank owned life insurance	794	677	552	548	533
Insurance brokerage commissions	414	353	345	319	368
Wealth management fees	1,041	944	936	851	825
Other noninterest income	347	695	319	328	332
Total noninterest income	7,358	7,090	6,776	6,573	7,280
Noninterest expense:
Compensation and benefits	14,130	14,054	13,651	13,065	13,852
Occupancy and equipment, net	3,787	4,040	3,834	3,788	3,745
Data processing expense	2,650	2,770	2,666	2,513	2,573
Telecommunications expense	288	308	309	347	312
Deposit insurance premiums	480	495	600	620	601
Legal and professional fees	633	521	478	1,075	1,165
Advertising	580	553	538	614	551
Postage and office supplies	363	373	333	300	336
Intangible amortization	702	709	808	857	857
Foreclosed property expenses, net	43	108	31	58	(18)
Other noninterest expense	1,889	2,292	2,022	1,814	2,002
Total noninterest expense	25,545	26,223	25,270	25,051	25,976
Net income before income taxes	23,026	21,942	22,696	19,440	19,137
Income taxes	2,747	4,181	4,546	3,790	3,351
Net income	20,279	17,761	18,150	15,650	15,786
Less: Distributed and undistributed earnings allocated
to participating securities	86	81	79	67	71
Net income available to common shareholders	$20,193	$17,680	$18,071	$15,583	$15,715

Basic earnings per common share	$1.84	$1.60	$1.62	$1.39	$1.40
Diluted earnings per common share	1.83	1.60	1.62	1.38	1.39
Dividends per common share	0.25	0.25	0.25	0.25	0.23
Average common shares outstanding:
Basic	10,966,000	11,041,000	11,153,000	11,247,000	11,250,000
Diluted	11,009,000	11,075,000	11,179,000	11,272,000	11,270,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2026	2026	2025	2025	2025

Interest-bearing cash equivalents	$39,923	$68,374	$103,156	$97,948	$151,380
AFS securities and membership stock	473,931	469,515	478,219	493,125	498,491
Loans receivable, gross	4,343,778	4,235,274	4,181,158	4,118,859	4,018,769
Total interest-earning assets	4,857,632	4,773,163	4,762,533	4,709,932	4,668,640
Other assets	336,502	342,334	321,042	302,630	299,217
Total assets	$5,194,134	$5,115,497	$5,083,575	$5,012,562	$4,967,857

Interest-bearing deposits	$3,804,517	$3,793,242	$3,782,764	$3,741,361	$3,727,836
Securities sold under agreements to repurchase	20,000	20,000	20,000	18,043	15,000
FHLB advances	140,095	103,556	102,046	102,410	104,053
Subordinated debt	19,506	23,241	23,228	23,215	23,201
Total interest-bearing liabilities	3,984,118	3,940,039	3,928,038	3,885,029	3,870,090
Noninterest-bearing deposits	553,513	528,820	541,110	533,809	524,860
Other noninterest-bearing liabilities	74,548	74,431	51,411	41,937	37,014
Total liabilities	4,612,179	4,543,290	4,520,559	4,460,775	4,431,964

Total stockholders’ equity	581,955	572,207	563,016	551,787	535,893

Total liabilities and stockholders’ equity	$5,194,134	$5,115,497	$5,083,575	$5,012,562	$4,967,857

Return on average assets	1.57%	1.41%	1.42%	1.24%	1.27%
Return on average common stockholders’ equity	14.0%	12.6%	12.8%	11.3%	11.8%

Net interest margin	3.67%	3.67%	3.57%	3.57%	3.47%
Net interest spread	3.16%	3.17%	3.05%	3.02%	2.93%

Efficiency ratio	49.3%	52.2%	50.9%	51.1%	54.6%